UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 13, 2006

Nabi Biopharmaceuticals

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-04829	59-1212264
(Commission File Number)	(IRS Employer Identification No.)

5800 Park of Commerce Boulevard N.W., Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

(561) 989-5800

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

To the extent applicable, the information disclosed under Item 1.02 below is incorporated into this Item 1.01 by reference.

Item 1.02. Termination of Material Definitive Agreement.

On June 13, 2006, Joseph Johnson resigned as Senior Vice President, People, Process and Technology of Nabi Biopharmaceuticals (the “Company”). In connection with Mr. Johnson’s resignation, he and the Company entered into a separation agreement effective June 13, 2006 (the “Separation Agreement).

Under the terms of the Separation Agreement, and notwithstanding any provision to the contrary in his Employment Agreement with the Company, dated effective September 1, 2005 (the “Employment Agreement”), Mr. Johnson is entitled to receive up to seven months of his current base salary to be paid over time with the final payment no later than January 31, 2007, and to continue receiving an auto allowance and healthcare benefits during that period, provided that he complies with the terms and conditions of the Separation Agreement and the Employment Agreement. The Separation Agreement provides that Sections 9, 10, 11 and 12 are the only provisions of the Employment Agreement that survive Mr. Johnson’s resignation. Under the Separation Agreement, Mr. Johnson also forfeited all outstanding options and restricted stock awarded to him under the Company’s 2000 Equity Incentive Plan. The Separation Agreement provides a general release of the Company by Mr. Johnson. Under one of the surviving provisions of the Employment Agreement Mr. Johnson will not compete with the Company for a period of one year after his resignation. The Company intends to file the Separation Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABI BIOPHARMACEUTICALS

Date: June 19, 2006

By: /s/ Jordan I. Siegel

        Name: Jordan I. Siegel

        Title: Senior Vice President, Finance and

        Chief Financial Officer